Exhibit 99.1

Essex Bank Announces Agreement to Sell Georgia Bank Franchise

August 19, 2013 (Glen Allen, Virginia) – Essex Bank, the banking subsidiary of Community Bankers Trust Corporation (NASDAQ: ESXB), announced today that it has entered into an agreement to sell its four Georgia branch offices and approximately $192 million of related deposits to Community & Southern Bank (CSB), a community bank with 34 banking offices in metropolitan Atlanta and across Georgia’s northern, eastern and western counties. The Bank will not sell any loans to CSB. The transaction is expected to close in the fourth quarter of 2013, subject to regulatory approval and other customary terms and conditions.

Under the terms of the purchase and assumption agreement, Essex Bank will sell the four branch offices and their fixtures and furnishings to CSB at a price of approximately $5.2 million, which represents a slight discount to the net book value of those assets. It will also sell the deposits at a premium of 1.33%. This premium is subject to a good faith renegotiation in the event that the amount of deposits to be sold decreases by $10 million prior to the closing of the transaction.

Rex L. Smith, III, President and Chief Executive Officer of Community Bankers Trust Corporation and Essex Bank, stated, “We are excited about this opportunity and the benefits that it will have for all parties. We acquired the Georgia franchise from the Federal Deposit Insurance Corporation in 2008 when having appropriate amounts of liquidity and core deposits was critical to our business goals at that time. Our strategies, however, have changed over the years, and this divestiture is in line with our long-term plan and allows us to focus solely on what has become our core banking franchises in the Virginia and Maryland markets.”

Mr. Smith continued, “We have been very pleased over the past five years with our Georgia operations, as the employees there have been dedicated and have provided the highest level of customer service. We are proud to have CSB as the purchaser, as it has a similar strong commitment to customer service and, as a Georgia-based bank, will be able to provide much greater support, resources and focus for the customers and employees there. We will be working closely with CSB to make this transition as smooth as possible for everyone.”

Essex Bank does not expect to record a material gain or loss in connection with the transaction in 2013. The sale of the Georgia branches and deposits is expected to result in annual net cost savings of $1.2 million for the Bank, which will include the elimination of the amortization of the core deposit intangibles associated with the Georgia franchise.

The four branches will operate normally through completion of the transaction, and customers do not need to take any action. Essex Bank and CSB will contact all customers as they coordinate a smooth branch transfer.

SunTrust Robinson Humphrey, Atlanta, Georgia, served as the investment bank for Essex Bank in connection with the transaction.

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About Community Bankers Trust Corporation and Essex Bank

Community Bankers Trust Corporation is the holding company for Essex Bank, a Virginia state bank with 23 full-service offices, 13 of which are in Virginia, six of which are in Maryland and four of which are in Georgia. The Bank also operates two loan production offices in Virginia. The Bank closed its branch office in Clinton, Maryland on August 16, 2013 and plans to open a new branch office in Annapolis, Maryland in the first quarter of 2014.

Additional information on the Bank is available on the Bank’s website at www.essexbank.com. For information on Community Bankers Trust Corporation, please visit its website at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, performance, future strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: current business, economic and market conditions in the Company’s Georgia market area; relationships with deposit customers in the Georgia market area; the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s  market areas; the ability of the Company to comply with regulatory actions, and the costs associated with doing so; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the performance of vendors or other parties with which the Company does business; the Company’s compliance with, and the timing of future reimbursements from the FDIC to the Company under, the shared loss agreements; assumptions and estimates that underlie the accounting for loan pools under the shared loss agreements; consumer profiles and spending and savings habits; levels of fraud in the banking industry; the level of attempted cyber attacks in the banking industry; the securities and credit markets; costs associated with the integration of banking and other internal operations; management’s evaluation of goodwill and other assets on a periodic basis, and any resulting impairment charges, under applicable accounting standards; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: John M. Oakey, III
Essex Bank
804-934-9999